Exhibit 99.1
Sierra Pacific Resources Closes Sale of Gas Transmission Business
RENO, Nev., Dec. 19 /PRNewswire-FirstCall/ — Sierra Pacific Resources (NYSE: SRP) today announced the closing of the previously announced sale of its 50 percent interest in the Tuscarora Gas Transmission Company to TC PipeLines, LP, a subsidiary of TransCanada Corporation, for approximately $100 million.
TC PipeLines, LP will immediately assume 49 percent of Sierra Pacific Resources’ 50 percent share in the pipeline company and have the option to acquire the additional 1 percent at a future date.
A subsidiary of TransCanada Corporation becomes the new operator of the Tuscarora Gas Transmission Company’s 240-mile natural gas pipeline from Malin, Oregon to Reno, Nevada.
The primary customer for natural gas transportation on the Tuscarora pipeline will remain Sierra Pacific Power Company, Sierra Pacific Resources’ utility in northern Nevada. Rates charged for pipeline service are set by the Federal Regulatory Energy Commission in Washington, D.C.
Upon announcing the sale of its interest in the pipeline company, Sierra Pacific Resources said it plans to concentrate more fully on its rapidly growing utility businesses.
Lazard Freres & Co. LLC served as Sierra Pacific Resources’ financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP was the company’s legal advisor.
Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada.
This press release contains forward-looking statements regarding the future performance of Sierra Pacific Resources and its subsidiaries, Nevada Power Company and Sierra Pacific Power Company, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. For Sierra Pacific Resources, these risks and uncertainties include, but are not limited to, Sierra Pacific Resources’ ability to maintain access to the capital markets, Sierra Pacific Resources’ ability to receive dividends from its subsidiaries and the financial performance of Sierra Pacific Resources’ subsidiaries, particularly Nevada Power Company and Sierra Pacific Power Company. For Nevada Power Company and Sierra Pacific Power Company, these risks and uncertainties include, but are not limited to, unfavorable rulings in their pending and future rate cases, their ability to maintain access to the capital markets for general corporate purposes and to finance construction projects, and their ability to purchase sufficient fuel, natural gas and power to meet their power demands and natural gas demands for Sierra Pacific Power Company, and unseasonable weather conditions. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Sierra Pacific Resources, Nevada Power Company and Sierra Pacific Power Company are contained in their Annual Reports on Form 10-K for the year ended December 31, 2005, and their Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, June 30, 2006 and March 31, 2006 filed with the SEC. The Companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.